XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

			Phone Fax	(441) 292 8515 (441) 292 5280
Press Release
Contact:	David Radulski Investor Relations (441) 294 7460	Carol A. Parker Trott Media Relations (441) 294 7290

SIR JOHN VEREKER APPOINTED TO XL CAPITAL LTD BOARD OF DIRECTORS

Hamilton, Bermuda – November 2, 2007 — XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) today announced that Sir John Vereker has been elected to the Company’s Board of Directors.

Sir John was the Governor and Commander-in-Chief of Bermuda from April 2002 to October 2007. Prior to that, he was the U.K.’s Permanent Secretary of the Department for International Development, and of its predecessor the Overseas Development Administration, from 1994 to 2002.

Over the years, Sir John’s career has included working in the World Bank, serving as Private Secretary to three UK Ministers of Overseas Development, working on public sector issues in the Policy Unit of the British Prime Minister’s Office and serving as Deputy Secretary for the Department of Education and Science. He has been a Board Member of the British Council, the Institute of Development Studies, the Institute of Manpower Studies and Voluntary Service Overseas. He has served on the Advisory Councils for the Centre for Global Ethics and for the British Consultancy and Construction Bureau. He has also been an adviser to the UN Secretary-General’s Millenium Development Project. Earlier this year, Sir John served as a member of the Volcker panel which investigated the World Bank’s institutional integrity.

XL Chairman Michael P. Esposito, Jr., said: “I am pleased to welcome Sir John to the XL Board of Directors. I believe that his experience will complement the Board’s diversity in terms of skills and experience. I look forward to working with him and I am confident that his international expertise will be valuable in continuing to build XL’s global leadership position in the years ahead.”

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of September 30, 2007, XL Capital Ltd had consolidated assets of $60.9 billion and consolidated shareholders’ equity of $11.4 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

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